Exhibit 99.1

General Cannabis Announces Record Revenues and 2018

Second Quarter Results

DENVER, August 8, 2018 – General Cannabis Corp (OTCQX: CANN), the comprehensive national resource to the regulated cannabis industry, today announced financial results for the quarter ended June 30, 2018.

Financial Highlights

The following table summarizes our results of operations:

	Three months ended June 30,		Percent
	2018	2017	Change
Segment Revenues
Security	$614,281	$364,306	69%
Marketing	97,973	69,535	41%
Operations	402,287	365,899	10%
Finance	–	33,865	(100)%
	1,114,541	833,605	34%

Total costs and expenses	3,605,858	2,158,810	67%
Operating loss	(2,491,317)	(1,325,205)	88%

Other expense	1,177,980	272,499	332%
Net loss	$(3,669,297)	$(1,597,705)	130%

Loss per share – Basic and diluted	$(0.10)	$(0.08)	25%

	Six months ended June 30,		Percent
	2018	2017	Change
Segment Revenues
Security	$1,166,258	$789,444	48%
Marketing	182,464	113,822	60%
Operations	708,301	583,095	21%
Finance	–	66,349	(100)%
	2,057,023	1,552,710	32%

Total costs and expenses	7,714,822	5,065,037	52%
Operating loss	(5,657,799)	(3,512,327)	61%

Other expense	2,477,885	715,463	246%
Net loss	$(8,135,684)	$(4,227,790)	92%

Loss per share – Basic and diluted	$(0.23)	$(0.22)	7%

The following provides a condensed version of our balance sheets:

	June 30,	December 31,	Percent
	2018	2017	Change
Total current assets	$11,628,602	$6,190,411	88%
Long-term assets	1,633,713	1,413,515	16%
Total assets	$13,262,315	$7,603,926	74%

Total liabilities	$3,333,240	$4,097,929	(19)%
Stockholders’ equity	9,929,075	3,505,997	183%
Total liabilities and stockholders’ equity	$13,262,315	$7,603,926	74%

“We broke the $1 million revenue ceiling in the second quarter of 2018, with revenues of $1,114,541, an increase of 34% over 2017.  Year to date revenues increased 32% in 2018 over 2017,” said Robert Frichtel, Chief Executive Officer of General Cannabis.  “Our Operations segment continues to find opportunities from the expansion of legalized cannabis in numerous states, our Security segment is gaining traction in California, and Chiefton’s apparel business is achieving broader, national success,” continued Mr. Frichtel.

“With a suite of goods and services for customers across the cannabis industry, we are realizing the benefit of providing a synergistic set of solutions to help cannabis businesses realize their growth potential,” said Joe Hodas, Chief Operating Officer of General Cannabis.  “Our revenue growth reflects the effectiveness of our focus on driving sales and the quality of our deliverables. “In addition, I am proud to share that we became founding members of the Cannabis Trade Federation in the second quarter, which is a tangible demonstration of our belief in the importance of supporting the industry by driving legislation favorable to its continued expansion,” continued Mr. Hodas.

“I am confident that breaking the $1 million quarterly revenue level in the second quarter is a proof of concept for our ability to be the comprehensive national resource to the regulated cannabis industry.  Our access to capital, our strong balance sheet and our infrastructure expertise allow us to partner with companies throughout the industry, while positioning us to continue to expand through acquisitions,” said Michael Feinsod, Executive Chairman of General Cannabis.  “We are ready to explore investments and acquisitions of companies in the regulated cannabis industry.  Our team of experts will respond quickly to serious inquiries.  Access to capital and thought leadership is difficult in the cannabis industry.  Our proven track record of integrating entrepreneurial cannabis start-ups and positioning them with the resources and capital needed to succeed, however, is working,” continued Mr. Feinsod.

“California is allowing each county and city to develop its own licensing system.  While California presents a tremendous opportunity for us, their regulatory environment is a challenge to cannabis businesses,” said Mr. Frichtel.  “We are proceeding cautiously and establishing a presence in California.  With our diversified platform of goods and services, we will be ready to take advantage of the opportunity when businesses determine how to overcome California’s regulatory challenges,” continued Mr. Frichtel.

Our full results can be found at www.generalcann.com.

About General Cannabis Corp

General Cannabis Corp is the comprehensive national resource for the highest quality service providers available to the regulated cannabis industry. We are a trusted partner to the cultivation, production and retail sides of the cannabis business. We do this through a combination of strong operating divisions such as security, marketing, operational consulting and products, real estate and financing. As a synergistic holding company, our divisions are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. Our website address is www.generalcann.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   Such forward-looking statements include statements regarding future events or our future performance or financial condition; statements regarding the scalability of the Company’s team and infrastructure; statements regarding the continued evolvement of the California state regulated market; statements regarding the Company’s work with well capitalized clients that are rolling out large scale cultivation centers; statements regarding the Company’s plan to grow revenue through the rest of 2018; statements regarding the Company’s acquisition opportunities; statements regarding the Company positioning itself to be a strong partner; and statements regarding the Company’s continued focus on growth through acquisition.

Any statements that are not statements of historical fact, such as the statements described above, should be considered forward-looking statements.  Some of these statements may be identified by the use of the words “may,” “will,” “believes,” “plans,” “anticipates,” “expects” and similar expressions.  General Cannabis has based these forward-looking statements on current expectations and projections about future events as of the date of this press release.  These forward-looking statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as result of a number of factors, including those described from time to time in General Cannabis’s  most recent Annual Report on Form 10-K under the heading “Risk Factors” and in subsequent filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact

Robert Frichtel

CEO, General Cannabis Corp

(303) 759-1300